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                                                                 Exhibit 23.2


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Ocean Power Technologies, Inc. and Subsidiaries (the "Company") on Form S-1 of our report dated July 20, 2004, November 8, 2006 as to the effects of the restatement discussed in Note 1 (b) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in
Note 1(b)) related to the financial statements of the Company for the year ended April 30, 2004, appearing in the prospectus, which is part of this Registration Statement and to the reference to us under the heading "Experts" in such prospectus.

DELOITTE & TOUCHE LLP

Parsippany, New Jersey
November 8, 2006